Underlying supplement no. 1130	Registration Statement no. 333-134553
To prospectus dated May 30, 2006 and	Dated January 24, 2008
prospectus supplement dated May 30, 2006	Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Basket Consisting of the S&P 500® Index (SPX), the Russell 2000® Index (RTY) and the Dow Jones Industrial AverageSM (DJI)

General

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Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to a basket of indices. This underlying supplement no. 1130 describes a basket of indices (the “Basket”) consisting of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM which we refer to in this underlying supplement each as a Basket Index and collectively as Basket Indices. The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should carefully read the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplement, including the description of the Basket consisting of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM set forth in this underlying supplement, before you invest in the notes. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement, the relevant product supplement or the relevant terms supplements. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplement.

Investing in notes linked to a basket consisting of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 1130 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 1130, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements or any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

January 24, 2008

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“Standard & Poor’s”, “S&P”, “S&P 500” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and are expected to be licensed for use by Lehman Brothers Inc. and sub-licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the S&P 500® Index, are not sponsored, endorsed, sold or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

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“Russell 2000 Index” is a registered trademark of Russell Investment Group (“Russell”) and has been licensed for use by Lehman Brothers Holdings Inc. The notes which are linked to the performance of the Russell 2000® Index, are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

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“Dow Jones Industrial Average” is a service mark of Dow Jones & Company, Inc. and has been licensed for certain purposes by Lehman Brothers. The notes which are linked to the performance of the Dow Jones Industrial AverageSM are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc., or any of its subsidiaries or affiliates, and Dow Jones & Company, Inc. makes no representation regarding the advisability of investing in the notes.

Table of Contents Underlying Supplement
Risk Factors	US-1
The Basket	US-3
The S&P 500® Index	US-4
The Russell 2000® Index	US-9
The Dow Jones Industrial AverageSM	US-13
MTN Prospectus Supplement
Risk Factors	S-3
Description of the Notes	S-12
Supplemental United States Federal Income Tax Consequences	S-36
Certain ERISA Considerations	S-43
Plan of Distribution	S-44
Appendix A	A-1
Base Prospectus
Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

This underlying supplement no. 1130, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous communications concerning the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in this underlying supplement no. 1130, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this underlying supplement no. 1130, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

The notes described in this underlying supplement no. 1130, the relevant terms supplements, and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This underlying supplement no. 1130, the relevant terms supplements, the relevant product supplement and the

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accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 1130, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we”, “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

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RISK FACTORS

Your investment in notes linked to a basket consisting of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM will involve certain risks. Investing in the notes is not equivalent to investing directly in the Basket Indices or any of the component stocks of a Basket Index. You should consider carefully the following discussion of risks before you decide that an investment in notes linked to the Basket is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement and the relevant terms supplement before you decide that an investment in the notes is suitable for you.

Each publisher may adjust its respective Basket Index in a way that affects its level and adversely affects the value of your notes without any obligation to consider your interests.

Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. and the publisher of the S&P 500® Index, is responsible for calculating and maintaining the S&P 500® Index. Russell Investments (“Russell”) is responsible for calculating and maintaining the Russell 2000® Index. Dow Jones & Company, Inc. (“Dow Jones”), publisher of the Dow Jones Industrial AverageSM, is responsible for calculating and maintaining the Dow Jones Industrial AverageSM. We are not affiliated with S&P, Russell or Dow Jones in any way (except for the licensing arrangements discussed below in “The S&P 500® Index”, “The Russell 2000® Index” and “The Dow Jones Industrial AverageSM”), and we have no way to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the related Basket Index.

Each of S&P, Russell or Dow Jones can add, delete or substitute the stocks underlying its Basket Index or make other methodological changes that could change the level of its Basket Index. You should realize that the changing of companies included in any Basket Index may affect such Basket Index, and in turn the Basket, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, each of S&P, Russell or Dow Jones may alter, discontinue or suspend calculation or dissemination of its Basket Index. Any of these actions could affect the level of the Basket and adversely affect the value of your notes. None of S&P, Russell, and Dow Jones has any obligation to consider your interests in calculating or revising its Index. See “The S&P 500® Index”, “The Russell 2000® Index” and “The Dow Jones Industrial AverageSM”.

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the component indices or the publishers of such component indices contained in this underlying supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

We cannot control actions by the other companies whose stocks or other equity securities are represented in the Basket.

We are one of the companies that make up the S&P 500® Index, but we are not affiliated with any of the other companies whose stock is represented in the Basket. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the Basket Indices or your notes. None of the money you pay us will go to S&P, Russell or Dow Jones or any of the companies represented in the Basket and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the Basket Indices.

Investing in the notes is not equivalent to investing in the securities underlying the Basket Indices. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities that make up any of the Basket Indices would have.

Changes that affect the Basket Indices will affect the market value of the notes and the amount you will receive at maturity.

Each of S&P’s, Russell’s and Dow Jones’ policies concerning (i) the calculation of its Basket Index, (ii) additions, deletions or substitutions of the component stocks of its Basket Index and (iii) the manner in which changes affecting the component stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the Basket Index, could affect the Basket Index and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if each of S&P, Russell or Dow Jones changes these policies, for example by changing the manner in which it calculates the Basket Index, or if it discontinues or suspends calculation or publication of the Basket Index, in which case it may become difficult to determine the market value of the notes.

THE BASKET

The Basket will consist of the three Basket Indices, which will be equally weighted unless otherwise specified in the relevant terms supplements. The level of the Basket will increase or decrease depending on the performance of the Basket Indices.

THE S&P 500® INDEX

We have derived all information contained in this underlying supplement no. 1130 regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the S&P 500® Index may be obtained at the S&P website (www.spglobal.com). Information contained in the S&P web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>” or from the S&P website at www.spglobal.com.

S&P 500® Index Composition, Maintenance and Calculation

The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500® companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

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holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this underlying supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/ deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF due to a corporate action or a purchase or sale by an inside holder.	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Market Value”). In order that the level of the S&P 500® Index not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows, where “Old Divisor” is the Index Divisor before the corporate event and “Pre-Event Market Value” is the market value of the component stocks before the corporate event:

New Divisor	=	Old Divisor	x	Post-Event Market Value Pre-Event Market Value

Changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September and December, and are usually announced two days prior.

IWFs are reviewed annually based on the most recently available data filed with various regulators and exchanges. Revised IWFs are applied on the third Friday of September. Changes in IWFs resulting from corporate actions which exceed 10 percentage points will be implemented as soon as possible; changes of less than 10 percentage points are implemented at the next annual review.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time in its sole discretion. If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “S&P 500® successor index”), then any Index closing level will be determined by reference to the level of such S&P 500® successor index at the close of trading on the relevant exchange or market for the S&P 500® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of an S&P 500® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no S&P 500® successor index is available at such time, or the calculation agent has previously selected an S&P 500® successor index and publication of such S&P 500® successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if S&P (or the publisher of any S&P 500® successor index) fails to calculate and publish a closing level for the S&P 500® Index (or any S&P 500® successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P 500® successor index, as applicable, last in effect prior to such discontinuation, or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the S&P 500® Index or S&P 500® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the S&P 500® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the S&P 500® Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P 500® Index or an S&P 500® successor index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P 500® successor Index is in any other way modified so that the S&P 500® Index or such S&P 500® successor Index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P 500® successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P 500® successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the S&P 500® Index or such S&P 500® successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or a S&P 500® successor Index is modified so that the level of the S&P 500® Index or such S&P 500® Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index), then the calculation agent will adjust its calculation of the S&P 500® Index or such S&P 500® successor Index in order to arrive at a level of the S&P 500® Index or such S&P 500® successor Index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with S&P

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with S&P, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the S&P 500® Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s®, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P without regard to Lehman Brothers Holdings Inc. or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500®, INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®” AND “S&P 500®” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY LEHMAN BROTHERS INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

THE RUSSELL 2000® INDEX

We have derived all information contained in this underlying supplement no. 1130 regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Russell Investments (“Russell”). We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Russell 2000® Index may be obtained at the Russell website (www.russell.com). Information contained in the Russell website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Russell 2000® Index at any time from the Bloomberg Financial Markets page “RTY <Index> <GO>” or from the Russell website at www.russell.com.

Russell 2000® Index Composition and Maintenance

Russell began dissemination of the Russell 2000® Index on January 1, 1987 and calculates and publishes the Russell 2000® Index on Bloomberg L.P. (“Bloomberg”) under index symbol “RTY”. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies which are either domiciled in the United States, its territories or are eligible for inclusion as a BDI (as defined below). All 2,000 stocks are traded on a major U.S. exchange and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest companies either domiciled in the United States or its territories, or companies eligible for inclusion as a BDI, as determined by market capitalization.

The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the United States equity market. The Russell 2000® Index is determined and calculated by Russell without regard to the notes.

Companies domiciled in the United States and its territories are eligible for inclusion in the Russell 3000® Index and the Russell 2000® Index. Beginning during reconstitution 2007, companies incorporated in the following countries or regions are also reviewed for eligibility for inclusion: Bahamas, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands and Netherlands Antilles. Companies incorporated in these regions are considered Benefits Drive Incorporations (“BDI”) because they typically incorporate in these regions for operations, tax, political or other financial market benefits. However, not all companies incorporated in these regions are eligible for inclusion in the Russell 3000® Index and the Russell 2000® Index. Companies incorporated in these regions must also meet one of the following criteria in order to be considered eligible: (i) the company has the headquarters in the U.S. or (ii) the company’s headquarters is also in the BDI designated region or country and the primary exchange for local shares is in the U.S. For new companies located in the BDI regions eligible for inclusion in the Russell 3000® Index and the Russell 2000® Index, the determination of the company’s primary exchange is based on the average daily dollar trading value, which is the accumulated dollar trading volume divided by the actual number of trading days in the past year. However, primary exchange is only one factor for inclusion if both incorporation and headquarters are in a BDI designated region or if multiple headquarters exist in the SEC filings. If the company is has its headquarters in another country, other than the BDI regions and the U.S., it is not eligible for inclusion regardless of its primary exchange. Headquarters and primary exchanges will be analyzed once a year during reconstitution unless the security is de-listed from the U.S. exchange.

All securities eligible for inclusion in the Russell 3000® Index and the Russell 2000® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets or Over The Counter (OTC) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on May 31st to be eligible for inclusion during annual reconstitution. However, if a stock falls below $1.00 intra-year, it will not be removed until the next annual reconstitution, provided it is still trading below $1.00 at that time. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights, and trust receipts are also excluded. Royalty Trusts, limited liability companies, closed-end investment companies (business development companies are eligible), and limited partnerships are also ineligible for inclusion. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity. In general, only one class of securities of a company is eligible for inclusion in the Russell 3000® Index, although exceptions to this general rule have been made where Russell has determined that each class of securities acts independent of the other.

The primary criterion used to determine the list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the common shares times the total number of common shares outstanding. Only common stock is used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. Based on closing levels of the company’s common stock on its primary exchange on May 31 of each year, Russell reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. As of June 22 of each year, the Russell 2000® Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. In addition, since September 2004, Russell has added initial public offerings to the Russell 3000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell 2000® Index level is calculated by adding the market values of component stocks of the Russell 2000® Index, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986. To calculate the Russell 2000® Index, closing prices will be used for exchange-traded and Nasdaq stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for the level of the Russell 2000® Index, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation

Russell has no obligation to continue to publish, and may discontinue the publication of, the Russell 2000® Index. If Russell discontinues publication of the Russell 2000® Index, and the Russell 2000® Index or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Russell 2000® Index (such index being referred to herein as a “Russell 2000® Index successor index”), then any Index closing level will be determined by reference to the level of such Russell 2000® Index successor index at the close of trading on the relevant exchange or market for the Russell 2000® Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a Russell 2000® Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

             If Russell discontinues publication of the Russell 2000® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Russell 2000® Index successor index is available at such time, or the calculation agent has previously selected a Russell 2000® Index successor index and publication of such Russell 2000® Index successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Russell (or the publisher of any Russell 2000® Index successor index) fails to calculate and publish a closing level for the Russell Index (or any Russell 2000® Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Russell 2000® Index or Russell 2000® Index successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently included in the Russell 2000® Index or Russell 2000® Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Russell 2000® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Russell 2000® Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Russell 2000® Index or a Russell 2000® Index successor index, or the level thereof, is changed in a material respect, or if the Russell 2000® Index or a Russell 2000® Index successor index is in any other way modified so that the Russell 2000® Index or such Russell 2000® Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the Russell 2000® Index or such Russell 2000® Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Russell 2000® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Russell 2000® Index or such Russell 2000® Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Russell 2000® Index or such Russell 2000® Index successor index, as adjusted. Accordingly, if the method of calculating the Russell 2000® Index or a Russell 2000® Index successor index is modified so that the level of such Russell 2000® Index or Russell 2000® Index or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Russell 2000® Index), then the calculation agent will adjust such Russell 2000® Index in order to arrive at a level of the Russell 2000® Index or such Russell 2000® Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Russell

Lehman Brothers Holdings Inc. has entered into a non-exclusive license agreement with Russell, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the Russell 2000® Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Russell, which we refer to as Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Russell 2000® Index to track general stock market performance. Russell’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of Russell without regard to Lehman Brothers Holdings Inc. or the notes. Russell has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the Russell 2000® Index. Russell is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“RUSSELL 2000® INDEX” IS A TRADEMARK OF RUSSELL AND HAS BEEN LICENSED FOR USE BY LEHMAN BROTHERS INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY RUSSELL AND RUSSELL MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

THE DOW JONES INDUSTRIAL AVERAGESM INDEX

We have derived all information contained in this underlying supplement no. 1130 regarding the Dow Jones Industrial AverageSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones & Company, Inc. The Dow Jones Industrial AverageSM is offered and maintained by Dow Jones & Company, Inc. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Dow Jones Industrial AverageSM , including the industrial sector weightings of the securities included in the Dow Jones Industrial AverageSM, may be obtained at the Dow Jones & Company, Inc. web site (www.djindexes.com). Information contained in the Dow Jones & Company, Inc. website is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1130 or any terms supplement.

You can obtain the level of the Dow Jones Industrial AverageSM at any time from the Bloomberg® service under the symbol “DJI,” or from the Dow Jones & Company, Inc. web site at www.djindexes.com.

Dow Jones Industrial AverageSM Composition and Maintenance

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks of U.S. companies, selected at the discretion of the editors of the Wall Street Journal, which is published by Dow Jones & Company, Inc. The components of the Dow Jones Industrial AverageSM are not limited to traditionally defined industrial stocks, and are intended to represent the U.S. market broadly, including stocks of companies in financial services, technology, retail, entertainment and consumer goods. A current list of the issuers that comprise the Dow Jones Industrial AverageSM is available on the Dow Jones & Company, Inc. website: www.djindexes.com.

The Dow Jones Industrial AverageSM was created by Dow Jones & Company, Inc., in 1896, initially consisting of 12 common stocks. In 1916, the index was increased to include 20 common stocks, and in 1928 the index was increased again to 30 stocks, where it remains today. In order to maintain continuity, changes in the composition of the index are rare and generally occur only after corporate acquisitions or other significant shifts in a component stocks’ core business. When such an event necessitates that one component be replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously.

Dow Jones Industrial AverageSM Calculation

The Dow Jones Industrial AverageSM is a price-weighted index, rather than capitalization weighted. The component weightings are affected only by changes in the stocks’ prices. The index is calculated by adding up the prices of the components on their primary exchanges and dividing the sum by the divisor.

The divisor is adjusted to ensure the continuity of the index after corporate actions such as spin offs and stock splits and therefore, the divisor is no longer equal to the number of components in the Dow Jones Industrial AverageSM. The formula for calculating the divisor change is as follows:

Where:

Dt+1 is the divisor to be effective on trading session t+1

Dt is the divisor on trading session t

Cat is the components adjusted closing prices for stock dividends, splits, spin-offs and other applicable corporate actions on trading session t

Ct is the components closing prices on trading session t

Discontinuation of the Dow Jones Industrial AverageSM; Alteration of Method of Calculation

Dow Jones & Company, Inc. has no obligation to continue to publish the Dow Jones Industrial AverageSM, and may discontinue publication of the Dow Jones Industrial AverageSM at any time in its sole discretion. If Dow Jones & Company, Inc. discontinues publication of the Dow Jones Industrial AverageSM and Dow Jones & Company, Inc. or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones Industrial AverageSM (such index being referred to herein as a “successor index”), then any index closing level will be determined by reference to the level of such successor index at the close of trading on the relevant exchange or market for the successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Dow Jones & Company, Inc. discontinues publication of the Dow Jones Industrial AverageSM prior to, and such discontinuance is continuing on, an Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Dow Jones & Company, Inc. (or the publisher of any Dow Jones Industrial AverageSM successor index) fails to calculate and publish a closing level for the Dow Jones Industrial AverageSM (or any Dow Jones Industrial AverageSM successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the index closing level for such date. The index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones Industrial AverageSM or successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Dow Jones Industrial AverageSM or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Dow Jones Industrial AverageSM may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Dow Jones Industrial AverageSM or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Dow Jones Industrial AverageSM or a successor index, or the level thereof, is changed in a material respect, or if the Dow Jones Industrial AverageSM or a successor index is in any other way modified so that the Dow Jones Industrial AverageSM or such successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones Industrial AverageSM or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Dow Jones Industrial AverageSM closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones Industrial AverageSM or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing level with reference to the Dow Jones Industrial AverageSM or such successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones Industrial AverageSM or a successor index is modified so that the level of the Dow Jones Industrial AverageSM or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones Industrial AverageSM), then the calculation agent will adjust its calculation of the Dow Jones Industrial AverageSM or such successor index in order to arrive at a level of the Dow Jones Industrial AverageSM or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Dow Jones & Company, Inc.

Lehman Brothers will enter into a non-transferable, non-exclusive license agreement with Dow Jones, which grants Lehman Brothers Holdings Inc. and certain of its affiliates or subsidiaries a license, in exchange for a fee, to use the Dow Jones Industrial AverageSM in connection with certain securities, including the notes.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY DOW JONES & COMPANY, INC. (INCLUDING ITS AFFILIATES) (COLLECTIVELY REFERRED TO AS “DOW JONES & COMPANY, INC.”). DOW JONES & COMPANY, INC. HAS NOT PASSED ON THE LEGALITY OR SUITABILITY OF, OR THE ACCURACY OR ADEQUACY OF DESCRIPTIONS AND DISCLOSURES RELATING TO THE NOTES. DOW JONES & COMPANY, INC. MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY, OR THE ABILITY OF THE DOW JONES INDUSTRIAL AVERAGESM TO TRACK GENERAL STOCK MARKET PERFORMANCE. DOW JONES & COMPANY, INC. HAS NO RELATIONSHIP TO LEHMAN BROTHERS OTHER THAN THE LICENSING OF THE DOW JONES INDUSTRIAL AVERAGESM AND THE RELATED TRADEMARKS FOR USE IN CONNECTION WITH THE NOTES, WHICH INDEX IS DETERMINED, COMPOSED AND CALCULATED BY DOW JONES & COMPANY, INC. WITHOUT REGARD TO LEHMAN BROTHERS OR THE NOTES. DOW JONES & COMPANY, INC. HAS NO OBLIGATION TO TAKE THE NEEDS OF LEHMAN BROTHERS OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE DOW JONES INDUSTRIAL AVERAGESM. DOW JONES & COMPANY, INC. IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE TO BE CONVERTED INTO CASH. DOW JONES & COMPANY, INC. HAS NO LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE NOTES.

DOW JONES AND COMPANY, INC. DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM INDEX OR ANY DATA INCLUDED THEREIN AND DOW JONES AND COMPANY, INC. SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. DOW JONES AND COMPANY, INC. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN. DOW JONES AND COMPANY, INC. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES AND COMPANY, INC. HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN LEHMAN BROTHERS AND DOW JONES AND COMPANY, INC. IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

“DOW JONES INDUSTRIAL AVERAGESM” IS A SERVICE MARK OF DOW JONES AND COMPANY, INC. AND HAS BEEN LICENSED FOR CERTAIN PURPOSES BY LEHMAN BROTHERS. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY DOW JONES AND COMPANY, INC., AND DOW JONES AND COMPANY, INC. MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.